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                                                                 Exhibit (4)(f)

                      METROPOLITAN LIFE INSURANCE COMPANY

                               [200 Park Avenue
                           New York, New York 10166]

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ROTH 401 ENDORSEMENT

This Endorsement forms a part of the Contract to which it is attached and is effective on the Issue Date, or the date that a provision is required under the Code, if later. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control.

This Endorsement amends the Contract as follows:

Notwithstanding any provision in the Contract, or in any prior endorsement thereto, this Endorsement permits the Contract to accept Purchase Payments under a "qualified Roth contribution program" within the meaning of Code
Section 402A(b)(1), to the extent permitted under the Plan and under Code
Section 402A.

Purchase Payments under a qualified Roth contribution program that are "designated Roth contributions" within the meaning of Code Section 402A(c)(1), and any earnings properly attributable to such payments, shall be held in a "designated Roth account" within the meaning of Code Section 402A(b)(2)(A).

Loans may be permitted from a designated Roth account, if made in accordance with our administrative procedures in place at the time of the loan application.

We may implement, in accordance with our administrative procedures, an ordering rule for distributions and withdrawals (including, but not limited to, hardship or other permitted in-service withdrawals) from among a designated Roth account and other accounts under the Contact, to the extent permitted by the Code.

All other terms and conditions of the Contract remain unchanged.

Metropolitan Life Insurance Company has caused this Rider to be signed by its Vice-President & Secretary.


/s/ Gwenn L. Carr
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[Gwenn L. Carr
Vice-President & Secretary]


ML-G-Roth-401 (11/05)